Exhibit 99.1

LONE STAR TECHNOLOGIES, INC.	NEWS RELEASE
CONTACT: CHARLES J. KESZLER (972) 770-6495 Fax: (972) 770-6411

LONE STAR TECHNOLOGIES TO ACQUIRE WHEELING MACHINE PRODUCTS

Dallas, TX, September 9, 2002 — Lone Star Technologies, Inc. (“Lone Star”) (NYSE: LSS) today announced that it has entered into a definitive agreement with Wheeling Machine Products, Inc. and Wheeling Machine Products of Texas, Inc. (“Wheeling”), collectively one of the largest domestic suppliers of couplings used to connect individual sections of oilfield casing and tubing, to acquire Wheeling’s production assets for $21.2 million in cash.  Lone Star will also pay an additional estimated $17.1 million for Wheeling’s net working capital.  Wheeling, which has manufacturing facilities in Pine Bluff, Arkansas, Hughes Springs, Texas and Houston, Texas, currently supplies most of Lone Star’s coupling requirements.  The transaction is expected to be immediately accretive to Lone Star’s earnings per share and is expected to be completed early in the fourth quarter of this year.

Wheeling brings a number of attractive benefits to Lone Star, including:

•      The ability to provide a full range of coupling products including premium grades used in deep oil and gas drilling

•      Highly efficient, low-cost production facilities

•      An exceptional financial performance record

•      A proven management team and a skilled and talented work force

Wheeling’s revenues and EBITDA for the fiscal year ended December 30, 2001 were $41.1million and $8.6 million, respectively.  Wheeling had $31 million of total assets as of December 30, 2001.

Lone Star will fund the acquisition of Wheeling with existing cash and cash equivalents, which at June 30, 2002 were $176.3 million.  Consummation of the acquisition is subject to the satisfaction of customary closing conditions.  Lone Star does not expect any management or workforce changes as a result of the acquisition.

Rhys J. Best, Chairman, President and Chief Executive Officer of Lone Star, stated,  “The addition of Wheeling’s coupling business to our oilfield portfolio will represent another successful step in our strategy to provide our customers with the broadest offering of high-quality oilfield tubulars and related products.  Going forward, we intend to build on Wheeling’s premier position in OCTG couplings by making strategic capital investments to further enhance its production capabilities.   We will be delighted to welcome Wheeling’s management and employees onto our team and we look forward to working together to build on our success.”

Lone Star Technologies, Inc. is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing, and line pipe, specialty tubing products including finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks.  There is no assurance that the estimates and expectations in this release will be realized.  Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001.  Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.